================================================================================





                          SECURITIES PURCHASE AGREEMENT

                                 BY AND BETWEEN

                        THE ASHTON TECHNOLOGY GROUP, INC.

                                       AND

                            OPTIMARK INNOVATIONS INC.

                    ----------------------------------------


                          DATED AS OF FEBRUARY 4, 2002

                    ----------------------------------------





================================================================================

                                TABLE OF CONTENTS

1.       Purchase and Sale of the Purchased Securities.................................................1

         1.1.   Sale and Issuance of Common Stock......................................................1
         1.2.   Closing................................................................................1

2.       Representations and Warranties of the Company.................................................2

         2.1.   Organization, Good Standing and Qualification..........................................2
         2.2.   Capitalization and Voting Rights.......................................................2
         2.3.   Subsidiaries...........................................................................4
         2.4.   Authorization..........................................................................4
         2.5.   Valid Issuance of Common Stock.........................................................4
         2.6.   Third Party Consents...................................................................5
         2.7.   Offering...............................................................................5
         2.8.   Litigation.............................................................................5
         2.9.   Proprietary Information and Employee Stock Purchase Agreements.........................5
         2.10.  Patents and Trademarks.................................................................6
         2.11.  Compliance with Other Instruments......................................................6
         2.12.  Agreements; Actions....................................................................7
         2.13.  Related-Party Transactions.............................................................8
         2.14.  Permits................................................................................8
         2.15.  Environmental and Safety Laws..........................................................8
         2.16.  Manufacturing and Marketing Rights.....................................................9
         2.17.  Disclosure.............................................................................9
         2.18.  Registration Rights....................................................................9
         2.19.  Corporate Documents....................................................................9
         2.20.  Title to Real Property and Assets......................................................9
         2.21.  Financial Statements...................................................................9
         2.22.  Reports...............................................................................10
         2.23.  Changes...............................................................................11
         2.24.  Employee Benefit Plans................................................................12
         2.25.  Tax Returns, Payments and Elections...................................................12
         2.26.  Insurance.............................................................................13
         2.27.  Minute Books..........................................................................13
         2.28.  Labor Agreements and Actions..........................................................13
         2.29.  Employees.............................................................................14
         2.30.  Real Property Holding Company.........................................................14
         2.31.  Use of Proceeds.......................................................................14
         2.32.  Company's Expenses....................................................................14
         2.33.  ATG's Non-registration with Pennsylvania Securities Commission........................14
         2.34.  Lock-Up Letters.......................................................................14
         2.35.  Approvals in Connection with investment by Kingsway Security Holdings Limited.........15
         2.36.  eVWAP System Approvals................................................................15
         2.37.  D&O Insurance.........................................................................15


                                       -i-


3.       Representations and Warranties of the Investor...............................................15

         3.1.   Authorization.........................................................................15
         3.2.   Purchase Entirely for Own Account.....................................................15
         3.3.   Investment Experience.................................................................15
         3.4.   Accredited Investor...................................................................16
         3.5.   Restricted Securities.................................................................16
         3.6.   Broker-Dealer.........................................................................16
         3.7.   Share Ownership.......................................................................16
         3.8.   Legends...............................................................................16

4.       Conditions of Investor's Obligations at Closing..............................................16

         4.1.   Representations and Warranties........................................................16
         4.2.   Performance...........................................................................17
         4.3.   Absence of Changes....................................................................17
         4.4.   Notices, Consents, Permits, and Waivers...............................................17
         4.5.   Compliance Certificate................................................................18
         4.6.   Legal Investment; Orders..............................................................18
         4.7.   Qualifications........................................................................19
         4.8.   Proceedings and Documents.............................................................19
         4.9.   Proprietary Information...............................................................19
         4.10.  Board of Directors....................................................................19
         4.11.  Opinion of Company Counsel............................................................19
         4.12.  Investors' Rights Agreement...........................................................19
         4.13.  Senior Secured Convertible Note.......................................................19
         4.14.  Secretary's Certificate...............................................................19
         4.15.  Employee Matters......................................................................20
         4.16.  Resignation of Directors..............................................................20
         4.17.  Due Diligence.........................................................................20
         4.18.  Settlement of eMC Arbitration.........................................................21
         4.19.  Settlement of NASD investigation of Croix.............................................21
         4.20.  Certificate of Retirement of Series F Convertible Preferred Stock.....................21
         4.21.  Certificate of Dissolution of eMC; Evidence of Tax Status.............................21
         4.22.  Financing.............................................................................21
         4.23.  Bankruptcy, etc.......................................................................21
         4.24.  Absence of Liabilities................................................................22
         4.25.  Qualification of ATG in Pennsylvania..................................................22
         4.26.  Resolution of Dispute with UTTC Minority Stockholders.................................22
         4.27.  Evidence of Filing of CroixNet ATS with the SEC.......................................22
         4.28.  Change Conversion to Inactive Status of ATG...........................................22
         4.29.  Non-Compete...........................................................................22
         4.30.  KIHL Registration Rights..............................................................22

5.       Conditions of the Company's Obligations at Closing...........................................23

         5.1.   Representations and Warranties........................................................23
         5.2.   Payment of Purchase Price.............................................................23
         5.3.   Investor Documents....................................................................23


                                      -ii-

         5.4.   Qualifications........................................................................23

6.       Miscellaneous................................................................................23

         6.1.   Survival of Warranties................................................................23
         6.2.   Indemnification.......................................................................23
         6.3.   Successors and Assigns................................................................25
         6.4.   Governing Law.........................................................................25
         6.5.   Titles and Subtitles..................................................................25
         6.6.   Notices...............................................................................26
         6.7.   Publicity.............................................................................26
         6.8.   Securities Laws.......................................................................26
         6.9.   Finder's Fee..........................................................................26
         6.10.  Expenses..............................................................................26
         6.11.  No Solicitation.......................................................................27
         6.12.  Termination and Effect................................................................29
         6.13.  Covenants of the Company..............................................................30
         6.14.  Mutual Covenant.......................................................................31
         6.15.  Amendments and Waivers................................................................31
         6.16.  Severability..........................................................................31
         6.17.  Aggregation of Stock..................................................................31
         6.18.  Entire Agreement......................................................................31
         6.19.  Counterparts. ........................................................................31

                             EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A   -  Form of Common Stock Certificate
EXHIBIT B   -  Assets
EXHIBIT C   -  Bill of Sale
EXHIBIT D   -  Identified Stockholders
EXHIBIT E-1 -  Opinion of Jenkens & Gilchrist Parker Chapin, counsel to the Company
EXHIBIT E-2 -  Opinion of William W. Uchimoto, Esq., general counsel to the Company
EXHIBIT F   -  Form of Investors' Rights Agreement
EXHIBIT G   -  Form of Senior Secured Convertible Note
EXHIBIT H   -  Form of Pledge And Security Agreement
EXHIBIT I   -  Form of Lock-Up Letter (to be delivered at signing)
EXHIBIT J   -  Form of Amendment to Certificate of Incorporation
EXHIBIT K   -  Form of Insurance Broker Engagement Letter
EXHIBIT L   -  Side Letter (to be delivered at signing)

SCHEDULES OF EXCEPTIONS

Section 2.1    -   Organization, Good Standing and Qualification
Section 2.2(d) -   Proforma Capitalization
Section 2.3(a) -   Subsidiaries Ownership
Section 2.3(b) -   Joint Ventures
Section 2.6    -   Third Party Consents
Section 2.8    -   Litigation
Section 2.10   -   Patents and Trademarks
Section 2.11   -   Compliance with Other Instruments
Section 2.12(a)-   Agreements with Officers, Directors and Affiliates
Section 2.12(b)-   Obligations
Section 2.12(c)-   Indebtedness
Section 2.12(f)-   Indebtedness of Employees, Officers and Directors
Section 2.13   -   Related Party Transactions
Section 2.16   -   Manufacturing and Marketing Rights
Section 2.18   -   Registration Rights
Section 2.20   -   Title to Real Property and Assets
Section 2.23   -   Absence of Certain Changes
Section 2.24   -   Employee Benefit Plans
Section 2.28   -   Labor Agreements and Action
Section 2.29   -   Employees
Section 4.3    -   Absence of Changes

                        THE ASHTON TECHNOLOGY GROUP, INC.

                          SECURITIES PURCHASE AGREEMENT
                          -----------------------------

                  This SECURITIES PURCHASE AGREEMENT (as amended, restated, supplemented or modified from time to time and including all exhibits and schedules hereto, the "Agreement"), is made as of the 4th day of February, 2002, by and between THE ASHTON TECHNOLOGY GROUP, INC., a Delaware corporation (the "Company"), and OPTIMARK INNOVATIONS INC., a Delaware corporation (the "Investor"). The Company and the Investor are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".

THE PARTIES HEREBY AGREE AS FOLLOWS:

         1. Purchase and Sale of the Purchased Securities.

             1.1. Sale and Issuance of Common Stock.


                  (a) [Intentionally Omitted]

                  (b) Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing (as hereinafter defined) and the Company agrees to sell and issue to the Investor at the Closing, six hundred thirty-three million four hundred forty-three thousand six hundred (633,443,600) shares of the Company's Common Stock (as hereinafter defined) (the "Purchased Securities"), for the purchase price of TWENTY-SEVEN MILLION TWO HUNDRED SEVENTY TWO THOUSAND SEVEN HUNDRED TWENTY SEVEN DOLLARS ($27,272,727) (the "Purchase Price").

             1.2. Closing. The purchase and sale of the Purchased Securities shall take place at the offices of Cummings & Lockwood, Four Stamford Plaza, 107 Elm Street, Stamford, CT 06904, at 10 A.M., on February 15, 2002, or if the conditions to Closing set forth in Sections 4 and 5 hereof shall not have been satisfied at such date, at such other time and place as the Company and the Investor mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing the Company shall deliver to the Investor one or more Common Stock certificates in substantially the form of Exhibit A representing the Common Stock being purchased under this Agreement against payment of the Purchase Price therefor by wire transfer of immediately available funds and assignment or transfer of the assets set forth on Exhibit B hereto (the "Assets"). In connection with the payment by Investor of a portion of the Purchase Price by assignment of the Assets, the Investor shall provide the Company at the Closing with evidence of good title to the Assets and a Bill of Sale in the form of Exhibit C hereto (the "Bill of Sale"), together with other instruments reasonably requested by the Company in form and substance mutually acceptable to the parties in their reasonable discretion.

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth on a Schedule of Exceptions (the "Schedule of Exceptions") furnished to the Investor and special counsel for the Investor, specifically identifying the relevant subparagraph hereof:

             2.1. Organization, Good Standing and Qualification. Except as set forth in Section 2.1 of the Schedule of Exceptions, the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Except as set forth in Section 2.1 of the Schedule of Exceptions, the Company and each of its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. For purposes hereof, "Subsidiary" means, with respect to any person or entity, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons or entities performing similar functions is directly or indirectly owned or controlled by such person or entity or by one or more of its Subsidiaries or by such person or entity and one or more of its Subsidiaries.

             2.2. Capitalization and Voting Rights. The authorized capital of the Company is 103,000,000 shares, consisting of (i) 100,000,000 authorized shares of common stock, par value $0.01 per share ("Common Stock"), of which 68,162,250 shares are issued and outstanding, and (ii) 3,000,000 authorized shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which (x) 590,000 shares are designated "Series B Convertible Preferred Stock", of which 44,000 shares are issued and outstanding and (y) 20,000 shares are designated "Series F Convertible Preferred Stock", of which no shares are issued and outstanding. There are no other classes or series of capital stock of the Company authorized or issued and outstanding.

                  (a) Each of the stockholders of the Company specified on Exhibit D hereto (each, a "Identified Stockholder" and collectively, the "Identified Stockholders") own the number of outstanding shares of Common Stock or Preferred Stock specified therein.

                  (b) The outstanding shares of Common Stock and Preferred Stock are duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Act") and any relevant state securities laws or pursuant to valid exemptions therefrom.

                  (c) Except for (i) the rights provided in Section 3.2 of the Investors' Rights Agreement (as hereinafter defined), (ii) currently outstanding options to purchase 6,718,067 shares of Common Stock granted to employees pursuant to the Company's 1998 , 1999 and 2000 Stock Option Plans (collectively, the "Option Plan") and currently outstanding options to purchase 291,250 shares of Common Stock granted to

Persons outside of the Option Plan, there are not outstanding any options, warrants, puts, calls, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from, sale to or exchange with, the Company or any of its Subsidiaries of any shares of any class or series of capital stock of the Company or any of its Subsidiaries or other restrictions on the incidents of ownership or transfer of any such shares of capital stock created by statute (other than Federal and state securities laws), the charter documents of the Company or any of its Subsidiaries or any agreement to which the Company or any of its Subsidiaries is a party, by which any of them is bound or of which any of them has knowledge. In addition to the aforementioned options, the Company has reserved (t) an additional 264,000 shares of its Common Stock issuable upon conversion of its Series B convertible preferred stock, (u) an additional 3,430,219 shares of its Common Stock for purchase upon exercise of publicly tradable warrants, (v) an additional 52,635,937 shares of its Common Stock for receipt upon conversion of the Secured Convertible Note (as hereinafter defined) in favor of RGC International Investors, LDC, (w) an additional 4,372,394 shares of its Common Stock for purchase upon exercise of options to be granted in the future under the Option Plan, (x) an additional 2,116,524 shares of its Common Stock for purchase upon exercise of outstanding options, warrants, puts, calls, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from, sale to or exchange with, the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries, (y) an additional 3,888,889 shares of its Common Stock for purchase by Jameson Drive LLC under the Jameson Agreement (as defined in Section 4.4(b) hereof), and (z) an additional 55,344,360 shares of its Common Stock for receipt upon conversion of the Senior Secured Convertible Note (as hereinafter defined) in favor of the Investor. Neither the Company nor any Subsidiary is a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security of the Company or any Subsidiary, or by a director of the Company or any Subsidiary.

                  (d) The pro forma capitalization of the Company after giving effect to the transactions contemplated by this Agreement is illustrated on
Section 2.2(d) of the Schedule of Exceptions and reflects that the Purchased Securities to be purchased by the Investor pursuant to the terms of this Agreement shall constitute (i) eighty percent (80%) of the issued and outstanding shares of capital stock of the Company on a Fully Diluted Basis as a result of the purchase of the Purchased Shares pursuant to Section 1.1(b) hereof and (ii) seven percent (7%) of the issued and outstanding shares of capital stock of the Company on a Fully Diluted Basis as a result of the conversion, if any, pursuant to the Senior Secured Convertible Note. For purposes of this Agreement, "Fully Diluted Basis" means issued and outstanding shares of Common Stock plus (i) shares of any class or series of capital stock of the Company or any of its Subsidiaries that votes together with the Common Stock, (ii) shares of Common Stock issuable pursuant to or upon the conversion or exercise of all rights set forth in agreements (written or oral), plans, warrants, puts, calls, options, convertible securities or other commitments or securities convertible into, exchangeable or exercisable for, shares of Common Stock or any class or series of capital stock of the Company or any of its Subsidiaries that votes together with the Common Stock and (iii) shares of Common Stock reserved for issuance pursuant to options granted under the Option Plan.

             2.3. Subsidiaries. The Company has seven (7) Subsidiaries: (i) Universal Trading Technologies Corporation, a Delaware corporation "UTTC"); (ii) NextExchange, Inc., a Delaware corporation and wholly-owned Subsidiary of UTTC ("NextExchange"); (iii) Croix Securities, Inc., a Delaware corporation and wholly-owned Subsidiary of UTTC ("Croix"); (iv) REB Securities, Inc., a Delaware corporation and wholly-owned Subsidiary of UTTC ("REB"); (v) ATG Trading, LLC, a Delaware limited liability company ("ATG"); (vi) Ashton Technology Canada, Inc., a corporation subsisting under the laws of Canada ("Ashton Canada"); and (vii) Electronic Market Center, Inc., a Delaware corporation ("eMC"). In addition, the Company owns forty-seven percent (47%) of the issued and outstanding shares of capital stock of Kingsway ATG Asia, Ltd., a company organized under the laws of the British Virgin Islands ("KAA").

                  (a) Except as set forth in Section 2.3(a) of the Schedule of Exceptions, the Company (or a Subsidiary of the Company in which the Company owns all of the outstanding capital stock of such Subsidiary), owns all of the outstanding capital stock of each of its Subsidiaries and no other entity or individual holds the right to purchase any capital stock of any of its Subsidiaries or any securities convertible into capital stock of any of its Subsidiaries.

                  (b) The Company and each of its Subsidiaries does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Except as set forth in
Section 2.3(b) of the Schedule of Exceptions, the Company and each of its Subsidiaries is not a participant in any joint venture, partnership, or similar arrangement.

             2.4. Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Investors' Rights Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Common Stock being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement and the Investors' Rights Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

             2.5. Valid Issuance of Common Stock. The Common Stock that is being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of any liens, claims, charges, encumbrances, or restrictions on transfer other than restrictions on transfer under this Agreement, the Investors' Rights Agreement and under applicable state and federal securities laws.

             2.6. Third Party Consents. Except as set forth in Section 2.6 of the Schedule of Exceptions, no consent, waiver, notification, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any (i) federal, state or local governmental authority, or (ii) any party to any agreement to which the Company or any of its Subsidiaries is a party, is required by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, except, if required, filings or qualifications under applicable federal securities laws and blue-sky laws, which filings or qualifications, if required, will have been timely filed or obtained either before or after the sale of the Purchased Securities.

             2.7. Offering. Subject in part to the truth and accuracy of the Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Common Stock as contemplated by this Agreement are exempt from the registration requirements of the Act or applicable blue-sky laws, and neither the Company, nor any of its Subsidiaries, or any authorized agent acting on the Company's or any of its Subsidiaries behalf will take any action hereafter that would cause the loss of such exemption.

             2.8. Litigation. Except as set forth in Section 2.8 of the Schedule of Exceptions, there is no action, suit, proceeding or investigation pending or currently threatened against the Company or any of its Subsidiaries that questions the validity of this Agreement, or the Investors' Rights Agreement, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition or affairs of the Company or any of its Subsidiaries, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company or any of its Subsidiaries aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the employees of the Company or any of its Subsidiaries, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or that the Company or any of its Subsidiaries intends to initiate.

             2.9. Proprietary Information and Employee Stock Purchase Agreements. Each employee, officer and consultant of the Company and each of its Subsidiaries has executed (i) a Non-Disclosure and Protection of Confidential Customer Information Agreement and/or (ii) Employment Terms & Conditions with Respect to Intellectual Capital, Termination and Employee Service Agreement in the form provided to special counsel to the Investor. Neither the Company nor any of its Subsidiaries, after reasonable investigation, is aware that any of its employees, officers or consultants are in violation thereof, and the Company and each of its Subsidiaries will use its reasonable best efforts to prevent any such violation.

             2.10. Patents and Trademarks. Except as set forth in Section 2.10 of the Schedule of Exceptions, the Company and each of its Subsidiaries has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. The Schedule of Exceptions contains a complete list of patents and pending patent applications of the Company and each of its Subsidiaries. Except as set forth in
Section 2.10 of the Schedule of Exceptions, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Except as set forth in Section 2.10 of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries received any communications alleging that it has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Neither the Company nor any of its Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or such Subsidiary or that would conflict with the business of the Company and its Subsidiaries as proposed to be conducted. Neither the execution nor delivery of this Agreement, or the Investors' Rights Agreement, nor the carrying on of the business of the Company and its Subsidiaries by the employees of the Company and its Subsidiaries, nor the conduct of the business of the Company and its Subsidiaries as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Neither the Company nor any of its Subsidiaries believes that it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment.

             2.11. Compliance with Other Instruments. Except as set forth in
Section 2.11 of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries is in violation or default of any provision of its certificate of incorporation or bylaws, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to it. The execution, delivery and performance of this Agreement and the Investors' Rights Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or any of its Subsidiaries, or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material agreement, permit, license, authorization, or approval applicable to the Company or any of its Subsidiaries, its business or operations or any of its assets or properties. Except as set forth in Section 2.11 of the Schedule of Exceptions, the execution, delivery and performance of this Agreement and the Investors' Rights Agreement, and the consummation of the transactions contemplated hereby and thereby, will not trigger any options, warrants, puts, calls, or other rights of any kind (including conversion or preemptive rights and rights of first refusal), for the purchase or acquisition from, sale to or exchange with, the Company or any of its Subsidiaries of any shares of any class or series of capital stock of the Company or any of its Subsidiaries or other restrictions on the incidents of ownership or transfer of any such shares of capital stock created by statute (other than Federal and state securities laws).

             2.12. Agreements; Actions.

                  (a) Except for agreements set forth in Section 2.12(a) of the Schedule of Exceptions, or otherwise explicitly contemplated hereby and by the Investors' Rights Agreement, there are no agreements, understandings or proposed transactions between the Company or any of its Subsidiaries and any of its respective officers, directors, affiliates, or any affiliate thereof.

                  (b) Except as set forth in Section 2.12(b) of the Schedule of Exceptions, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any of its Subsidiaries is a party or by which it is bound that may involve
(i) obligations (contingent or otherwise) of, or payments to the Company or any of its Subsidiaries in excess of, $25,000, or (ii) the license of any patent, copyright, trade secret, software or other proprietary right to or from the Company or any of its Subsidiaries, excluding software used in the ordinary course of the business of the Company or any of its subsidiaries or (iii) provisions restricting or affecting the development, manufacture or distribution of the products or services of the Company or any of its Subsidiaries, or (iv) indemnification by the Company or any of its Subsidiaries with respect to infringements of proprietary rights.

                  (c) Except as set forth in Section 2.12(c) of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

                  (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the

Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

                  (e) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any contract, agreement or instrument, or subject to any restriction under its certificate of incorporation or bylaws that adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

                  (f) Except as set forth in Section 2.12(f) of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of it with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of its assets or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company or any of its Subsidiaries is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company or any of its Subsidiaries.

             2.13. Related-Party Transactions. Except as set forth in Section
2.13 of the Schedule of Exceptions, no employee, officer, or director of the Company or any of its Subsidiaries, or member of his or her immediate family, is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries, except that employees, officers, or directors of the Company and its Subsidiaries and members of their immediate families may own stock in publicly traded companies that may compete with the Company and its Subsidiaries. No member of the immediate family of any officer or director of the Company or any of its Subsidiaries is directly or indirectly interested in any contract with the Company or any of its Subsidiaries.

             2.14. Permits. The Company and each of its Subsidiaries has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now or as proposed to be conducted by it, the lack of which could reasonably be expected to materially and adversely affect the business, properties, or financial condition of it, and the Company and each of its Subsidiaries believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Neither the Company nor any of its Subsidiaries is in default under any of such franchises, permits, licenses, or other similar authority, except for such defaults that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect the business, properties or financial condition of it.

             2.15. Environmental and Safety Laws. To the best of its knowledge, neither the Company nor any of its Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

             2.16. Manufacturing and Marketing Rights. Except as set forth in
Section 2.16 of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has granted rights to manufacture, produce, assemble, license, market, or sell its products and/or services to any other person and is not bound by any agreement that affects its exclusive right to develop, manufacture, assemble, distribute, market or sell its products and/or services.

             2.17. Disclosure. The Company and each of its Subsidiaries has fully provided the Investor with all the information that the Investor has requested for deciding whether to purchase the Common Stock and has not omitted any information that the Company and its Subsidiaries reasonably believes is material to enable the Investor to make such decision. Neither this Agreement or the Investors' Rights Agreement, nor any other statements or certificates or information made, delivered or provided by or on behalf of the Company or its Subsidiaries in connection with such decision contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

             2.18. Registration Rights. Except as set forth in Section 2.18 of the Schedule of Exceptions and as provided in the Investors' Rights Agreement, neither the Company nor any of its Subsidiaries has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

             2.19. Corporate Documents. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the form of which amendments has been approved by the Investor), the certificate of incorporation and Bylaws of the Company and each of its Subsidiaries are in the form previously provided to special counsel for the Investor.

             2.20. Title to Real Property and Assets. Except as set forth in
Section 2.20 of the Schedule of Exceptions, the Company and each of its Subsidiaries owns its real property and assets free and clear of all mortgages, liens, loans and encumbrances, except (i) liens for taxes which have not yet become due and (ii) such encumbrances and liens that arise in the ordinary course of business and do not materially impair its ownership or use of such real property or assets. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. With respect to the property and assets it leases, the Company and each of its Subsidiaries is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.

             2.21. Financial Statements. The Company has delivered to the Investor its audited consolidated financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows, including notes thereto) at March 31, 2001 and for the fiscal year then ended, and its unaudited, reviewed, consolidated financial statements (balance sheet and profit and loss statement) as at and for the three-month period ended June 30, 2001 and the six-month period ended September 30, 2001 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that reviewed unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of reviewed unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, neither the Company nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than
(i) liabilities incurred in the ordinary course of business subsequent to September 30, 2001 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company or any of its Subsidiaries. Except as disclosed in the Financial Statements, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company and each of its Subsidiaries maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

             2.22. Reports.

                  (a) The Company has made available to the Investor each registration statement, report, proxy statement or information statement filed by it since March 31, 2001 (the "Audit Date") and prior to the date hereof, including (i) the Company's Annual Report on Form 10-K for the year ended March 31, 2001, together with all amendments thereto filed prior to the date hereof, and (ii) the Company's Quarterly Reports on Form 10-Q for the three months ended June 30, 2001 and September 30, 2001, together with amendments thereto filed with the Securities and Exchange Commission (the "SEC") prior to the date hereof, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Reports"). As of their respective filing dates, the Reports did not, and any Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective filing dates, the Reports did not, and any Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into any Reports filed with the SEC after the date hereof (including the related notes and schedules) will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations and comprehensive loss, statements of changes in stockholders' equity and statements of cash flows included in or incorporated by reference into any such Reports (including any related notes and schedules) will fairly present in all material respects the results of operations, retained earnings and cash flows, as the case may be, of Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of complete notes and to normal, recurring, year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                  (b) The Company has filed with the SEC all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (c) The Company has filed with the National Association of Securities Dealers (the "NASD") all reports required to be filed by the rules promulgated by the NASD (the "NASD Rules"), including all filings required for listing on the Nasdaq Over the Counter Bulletin Board.

             2.23. Changes. Except as set forth in Section 2.23 of the Schedule of Exceptions or disclosed in the Company's Current Report of Form 8-K, filed on January 17, 2002, since September 30, 2001 there has not been:

                  (a) any change in the assets, liabilities, financial condition or operating results of the Company and its Subsidiaries from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

                  (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company or any of its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted);

                  (c) any waiver by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

                  (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any of its Subsidiaries, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company or any of its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted);

                  (e) any material change or amendment to a material contract or arrangement by which the Company or any of its Subsidiaries, or any of its respective assets or properties, is bound or subject;

                  (f) any material change in any compensation arrangement or agreement with any employee;

                  (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                  (h) any resignation or termination of employment of any key officer of the Company or any of its Subsidiaries; and the Company and each of its Subsidiaries, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

                  (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company or any of its Subsidiaries;

                  (j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any of its Subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                  (k) any loans or guarantees made by the Company or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                  (l) any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

                  (m) to the Company's or any of its Subsidiaries' knowledge, any other event or condition of any character that might reasonably be expected to materially and adversely affect the assets, properties, financial condition, operating results or business of the Company or any of its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted);

                  (n) any operations conducted by ATG; or

                  (o) any agreement or commitment by the Company or any of its Subsidiaries to do any of the things described in this Section 2.23.

             2.24. Employee Benefit Plans. Except as set forth on Section 2.24 of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

             2.25. Tax Returns, Payments and Elections. The Company and each of its Subsidiaries has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company and each of its Subsidiaries has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions. The provision for taxes of the Company and its Subsidiaries as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. Neither the Company nor any of its Subsidiaries has elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to
Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company or any of its Subsidiaries, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. Neither the Company nor any of its Subsidiaries has ever had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's or any of its Subsidiaries' federal income tax returns and none of the Company's or any of its Subsidiaries' state income or franchise tax or sales or use tax returns has ever been audited or the subject of inquiry by governmental authorities. Since the date of the Financial Statements, the Company and each of its Subsidiaries has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company and each of its Subsidiaries has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

             2.26. Insurance. The Company and each of its Subsidiaries has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect directors' and officers' insurance in an amount not less than five million dollars ($5,000,000), along with products liability, errors and omissions and such other insurance of the types and in amounts customary for companies similarly situated.

             2.27. Minute Books. The minute books of the Company and each of its Subsidiaries provided to the Investor contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

             2.28. Labor Agreements and Actions. Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company's or any of its Subsidiaries' knowledge, has sought to represent any of the employees, representatives or agents of the Company or any of its Subsidiaries. There is no strike or other labor dispute involving the Company or any of its Subsidiaries pending, or to the Company's or any of its Subsidiaries' knowledge, threatened, that could reasonably be expected to have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company or any of its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted), nor is the Company or any of its Subsidiaries aware of any labor organization activity involving its employees. Except as set forth in Section 2.28 of the Schedule of Exceptions, the employment of each officer and employee of the Company and each of its Subsidiaries is terminable at the will of the Company or such Subsidiary. To the best of its knowledge, the Company and each of its Subsidiaries has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

             2.29. Employees. To the knowledge of the Company and its Subsidiaries, no employee of the Company or any of its Subsidiaries, nor any consultant with whom the Company or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or any of its Subsidiaries; and to the knowledge of the Company and each of its Subsidiaries the continued employment by the Company and each of its Subsidiaries of their present employees, and the performance of the contracts of the Company and each of its Subsidiaries with its independent contractors, will not result in any such violation except for such violations which, individually or in the aggregate, would not reasonably be expected to materially and adversely affect the assets, properties, financial condition, operating results or business of the Company or any of its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted). Neither the Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred. Except as set forth in Section 2.29 of the Schedule of Exceptions, no employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any of its Subsidiaries or to any material compensation following termination of employment with the Company. Neither the Company nor any of its Subsidiaries is aware that any officer or key employee intends to terminate his or her employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any officer or key employee.

             2.30. Real Property Holding Company. Neither the Company nor any of its Subsidiaries is a real property holding company within the meaning of
Section 897 of the Code.

             2.31. Use of Proceeds. The Company will use the Purchase Price proceeds to fund working capital.

             2.32. Company's Expenses. The Company's expenses and legal fees in connection with the consummation of the transactions contemplated by this Agreement do not exceed one hundred fifty thousand dollars ($150,000), excluding amounts reimbursed to the Investor pursuant to Section 6.10 below.

             2.33. ATG's Non-registration with Pennsylvania Securities Commission. At no time has ATG conducted a public securities business or effected transactions with or for an entity other than a registered broker-dealer.

             2.34. Lock-Up Letters. On or before the date of signing of this Agreement, the Investor shall have received from each of the executive officers and directors of the Company an executed lock-up letter ("Lock-Up Letter") in the form attached hereto as Exhibit I.

             2.35. Approvals in Connection with investment by Kingsway Security Holdings Limited. The Company has obtained, and caused Croix and REB to obtain, all necessary approvals with respect to the recent investment in the Company by Kingsway Security Holdings Limited, a British Virgin Islands company ("KSHL") and wholly-owned subsidiary of Kingsway International Holdings Limited, a Bermuda company ("KIHL").

             2.36. eVWAP System Approvals. The Company believes, to the best of its knowledge, that at the time of expiration of the SEC's approval of the eVWAP Trading System (the "eVWAP System") pilot program in November, 2002, the SEC will extend the eVWAP System pilot program or will grant permanent approval to the Company to operate the eVWAP System.

             2.37. D&O Insurance. The Company's directors' and officers' insurance policy (a copy of which has been provided to the Investor) (i) has a current annual premium amount of $225,000, (ii) has an "Additional Premium Amount" (as defined in the policy) equal to no more than seventy-five percent (75%) of the full annual premium for purchase of a one (1) year "Discovery Period" (as defined in the policy) and (iii) is in full force and effect. The Company has paid in full the premium for the current annual policy period.

         3. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

             3.1. Authorization. The Investor has full power and authority to enter into this Agreement and the Investors' Rights Agreement, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

             3.2. Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Purchased Securities to be received by the Investor will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchased Securities.

             3.3. Investment Experience. The Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock.

             3.4. Accredited Investor. The Investor is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect

             3.5. Restricted Securities. The Investor understands that the Purchased Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

             3.6. Broker-Dealer. Neither the Investor nor any of its subsidiaries is a registered broker-dealer pursuant to the NASD Rules.

             3.7. Share Ownership. Neither the Investor nor any of its subsidiaries, individually or in the aggregate, beneficially or of record owns, or within the past three years has owned, fifteen percent (15%) or more of the outstanding shares of the Company's Common Stock.

             3.8. Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

                  (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

                  (b) Any other legends required by applicable state blue-sky laws.

         4. Conditions of Investor's Obligations at Closing. The obligations of the Investor under subsection 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against the Investor if it does not consent in writing thereto:

             4.1. Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

             4.2. Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

             4.3. Absence of Changes. Except as set forth in Section 4.3 of the Schedule of Exceptions or as disclosed in the Reports filed with the SEC and made available to the Investor prior to the date hereof, there shall have been no changes which, individually or in the aggregate, would reasonably be expected to materially and adversely affect the assets, properties, financial condition, operating results or business of the Company or any of its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted).

             4.4. Notices, Consents, Permits, and Waivers. The Company shall have complied with any and all notice requirements, and obtained any and all consents, permits and waivers, necessary or appropriate for consummation by it of the transactions contemplated by this Agreement and the Investors' Rights Agreement, including, without limitation, each of the following:

                  (a) approval of the stockholders of the Company at a special meeting duly called at which a quorum was present, to amend the certificate of incorporation of the Company to (i) provide for authorized shares of Common Stock sufficient to consummate the transactions contemplated hereby and (ii) add Article EIGHTH in the form attached hereto as Exhibit J;

                  (b) amendment of that certain Securities Purchase Agreement between the Company and Jameson Drive LLC, dated February 9, 2001, as amended on July 10, 2001 (the "Jameson Agreement"), to provide for the elimination of any "Minimum Commitment Amount" (as defined in the Jameson Agreement) and penalty for the failure to issue and deliver "Put Shares" (as defined in the Jameson Agreement) having an aggregate "Purchase Price" (as defined in the Jameson Agreement) equal to or exceeding the Minimum Commitment Amount;

                  (c) (i) re-structuring, on terms and conditions acceptable to the Investor, of the 9% Secured Convertible Note, dated as of July 13, 2001, of the Company in the principal amount of $5,111,526 (the "Rose Glen Note") in favor of RGC International Investors, LDC ("RGC"), due August 18, 2003, including subordination of not less than seventy percent (70%) of all obligations arising thereunder to the obligations arising under the Senior Secured Convertible Note, (ii) termination of the Security Agreement, dated as of July 13, 2001, by and among Ashton, UTTC and RGC, and the release of all liens, security instruments and any encumbrances upon the assets of the Company and any of its Subsidiaries arising thereunder, and (iii) execution of an intercreditor agreement, on terms and conditions acceptable to the Investor, between RGC and the Investor covering their respective obligations to each other with respect to the Rose Glen Note and the Senior Secured Convertible Note;

                  (d) waiver, on terms and conditions acceptable to the Investor, of the rights of 3690822 Canada Inc. ("3690822") to put its shares of Ashton

Canada to the Company, pursuant to Section 5.5 of that certain Unanimous Shareholder Agreement, dated as of December 20, 1999, by and among the Company, 3690822 and Ashton Canada;

                  (e) waiver, on terms and conditions acceptable to the Investor, of the rights of HK Weaver Group Ltd. (formerly known as Kingsway Electronic Services Limited), a British Virgin Island company and subsidiary of KIHL ("Kingsway") to put its shares of KAA to the Company, pursuant to Section
11.4 of that certain Joint Venture Agreement, dated as of December 16, 1999, as amended by that certain Amendment No. 1 dated January 13, 2000, by and between the Company and Kingsway;

                  (f) consent of the NASD to the change in control of the Company by each of Croix and REB pursuant to NASD Rule 1017, on terms and conditions acceptable to the Investor;

                  (g) notice to the Philadelphia Stock Exchange of a change in control of the Company by each of Croix, REB and ATG, on terms and conditions acceptable to the Investor;

                  (h) waiver by each of the "Participants" (as defined in the Deferred Compensation Plan), on terms and conditions acceptable to the Investor, of (I) the acceleration of the "Vesting Date" (as defined in the Deferred Compensation Plan) of each of the Participants in the Company's Executive Deferred Compensation Plan dated as of July 1, 1999 (the "Deferred Compensation Plan"), caused by a "Change of Control" (as defined in the Deferred Compensation
Plan) and (II) any existing obligation of the Company arising thereunder, including, without limitation, to make any payments, including, without limitation, premium payments on behalf of any Participant thereunder.

                  (i) notice to SunGard Institutional Brokerage Inc. ("SunGard") of a change in control of the Company by UTTC, pursuant to Section 27(b) of that certain Strategic Alliance Agreement, dated as of August 12, 1999, by and between SunGard and UTTC, on terms and conditions acceptable to the Investor;

                  (j) notice to Interactive Data Corporation ("Interactive Data") of a change in control of the Company, pursuant to Section 11(c) of that certain Services Agreement, dated as of October 25, 2000, by and between Interactive Data and UTTC, on terms and conditions acceptable to the Investor;

             4.5. Compliance Certificate. The General Counsel of the Company shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Sections 4.1, 4.2, 4.3, 4.10, 4.15, 4.16,6.8 and 6.13(e)
have been fulfilled.

             4.6. Legal Investment; Orders. The sale and issuance of the Purchased Securities to be issued and sold at Closing shall be legally permitted by all laws and regulations to which the Investor and the Company are subject. No court or other governmental entity or authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the issuance of the Purchased Securities or any of the other transactions contemplated by this Agreement or the Investors' Rights Agreement (collectively, an "Order"), and no governmental entity or any other third party shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order or questioning the legality, validity or appropriateness of any such issuance or transaction.

             4.7. Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

             4.8. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor's special counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

             4.9. Proprietary Information. Each employee of and consultant to the Company shall have entered into a Proprietary Information and Inventions Agreement in the form previously provided to special counsel for the Investor.

             4.10. Board of Directors. The Company shall have taken all necessary corporate action to appoint the number of directors to the Company's Board of Directors to meet the Board of Directors composition requirement set forth in Section 3.5 of the Investors' Rights Agreement. The directors of the Company shall be appointed by the Investor and elected by the Board of Directors at Closing.

             4.11. Opinion of Company Counsel. The Investor shall have received from Jenkens & Gilchrist Parker Chapin LLP, counsel for the Company, and William
W. Uchimoto, General Counsel to the Company, opinion, dated as of the Closing, in the forms attached hereto as Exhibits E-1 and E-2.

             4.12. Investors' Rights Agreement. The Company, the Identified Shareholders (as defined in the Investors' Rights Agreement) and the Investor shall have entered into the Investors' Rights Agreement (the "Investors' Rights Agreement") in the form attached as Exhibit F.

             4.13. Senior Secured Convertible Note. The Company shall have executed the $2,727,273 Senior Secured Convertible Note (the "Senior Secured Convertible Note") in the form attached as Exhibit G. The Company shall have executed the Pledge and Security Agreement in favor the Investor (the "Security Agreement") in the form attached as Exhibit H.

             4.14. Secretary's Certificate. The Investor shall have received a recent good standing certificate from the Secretary of State of the states of Delaware and New York, and a certificate of the Secretary of the Company certifying as to (i) the Certificate of Incorporation of the Company as amended and in effect as of the Closing,

(ii) the Bylaws of the Company as amended and in effect as of the Closing, (iii) the resolutions of the Board of Directors of the Company, authorizing and approving all matters in connection with the transactions contemplated by this Agreement and the Investors' Rights Agreement and (iv) the duly elected officers of the Company and the incumbency of each.

             4.15. Employee Matters.

                  (a) Employment Agreements. All senior management and key employees of the Company and its Subsidiaries shall be bound by employment, confidentiality, non-compete, non-solicitation and work product agreements in form and substance satisfactory to the Investor.

                  (b) Mr. Rittereiser. The Company shall cause Mr. Fred Rittereiser to resign as an officer and director of the Company and any of its Subsidiaries and enter into a written termination and release agreement covering the Company and its Subsidiaries, on terms and conditions acceptable to the Investor.

                  (c) Mr. Arthur J. Bacci. In connection with Mr. Bacci's resignation as an officer and director of the Company and any of its Subsidiaries, the Company and Mr. Bacci shall enter into a written termination and release agreement covering the Company and its Subsidiaries, on terms and conditions acceptable to the Investor.

                  (d) Amended Employment Agreements. The Company and Mr. Fred Weingard shall enter into an amendment of his existing employment agreement, on terms and conditions acceptable to the Investor.

                  (e) New Employment Agreements. The Company shall enter into written employment agreements, on term and conditions acceptable to the Investor, with each of William Uchimoto, Jennifer Andrews, Jeff Fossum, Edward Kenna, David Moore, Joseph Zibelman, and Jim Wilent.

                  (f) Deferred Compensation Plan. The Company and each of the "Participants" (as such term is defined in the Deferred Compensation Plan) shall enter into a written agreement, on terms and conditions acceptable to the Investor, terminating the Deferred Compensation Plan.

             4.16. Resignation of Directors. Messrs. Thomas Brown, William Uchimoto and K. Ivan F. Gothner shall resign as members of the Board of Directors of the Company.

             4.17. Due Diligence. The Investor shall have completed and be satisfied, in its sole discretion, with its confidential due diligence review of the assets, properties, financial condition, operating results or business of the Company and each of its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted).

             4.18. Settlement of eMC Arbitration. The Investor shall have received from the Company evidence satisfactory to the Investor in its sole discretion, of the resolution of all matters associated with the obligations of the Company and eMC arising under that certain Arbitrator's Award, dated as of January 14, 2002 in the amount of $510,750 awarded to Mr. Mathew Saltzman ("eMC Employee") in connection with the claims of improper failure and refusal of the Company, upon termination of the eMC Employee's employment with eMC, to pay him severance and other amounts and benefits due under an employment agreement with him dated April 18, 2000, brought by the eMC Employee against the Company pursuant to American Arbitration Association Case No. 13 116 00473 01.

             4.19. Settlement of NASD investigation of Croix. The Investor shall have received from the Company evidence satisfactory to the Investor in its sole discretion, of the resolution of all matters associated with investigation by the NASD of Croix, pursuant to that certain letter from the NASD to Croix, dated as of November 9, 2001.

             4.20. Certificate of Retirement of Series F Convertible Preferred Stock. The Investor shall have received from the Company evidence of the filing of a Certificate of Retirement of the Series F Convertible Preferred Stock of the Company with the Secretary of State of the State of Delaware.

             4.21. Certificate of Dissolution of eMC; Evidence of Tax Status. The Investor shall have received from the Company evidence of the filing of a Certificate of Dissolution of eMC with the Secretary of State of the State of Delaware and any other jurisdiction where eMC was qualified to do business as a foreign corporation. In addition, the Investor shall have received from the Company evidence of tax clearance of eMC for all taxes in all jurisdictions where eMC was obligated to file tax returns.

             4.22. Financing. The Investor shall have obtained, on terms and conditions reasonably satisfactory to the Investor, financing or capital contributions sufficient to pay the Purchase Price.

             4.23. Bankruptcy, etc. Neither the Company nor any of its Subsidiaries shall have dissolved or liquidated or taken an equivalent action nor shall an involuntary petition have been filed under any federal or state bankruptcy, reorganization, insolvency, moratorium or similar statute against the Company or any of its Subsidiaries, or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official have been appointed to take possession, custody, or control of the property of the Company or any of its Subsidiaries; nor shall the Company or any of its Subsidiaries have admitted in writing its inability to pay any of its debts as they mature, or have filed any petition or action for relief relating to any bankruptcy, reorganization, insolvency or moratorium law, or any other similar law or laws for the relief of, or relating to, debtors; nor shall the Company or any of its Subsidiaries have made a general assignment for the benefit of creditors or entered into an agreement of composition with its creditors.

             4.24. Absence of Liabilities. Neither the Company nor any of its Subsidiaries shall have any liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liabilities for taxes ("Liabilities") other than (i) Liabilities individually in excess of $25,000, or, in the case of indebtedness and/or Liabilities individually less than $25,000, in excess of $100,000 in the aggregate, in either case as disclosed in Section 2.12(c) of the Schedule of Exceptions, or (ii) Liabilities (of any amount) incurred since January 31, 2002 in the ordinary course of conducting the Company's business.

             4.25. Qualification of ATG in Pennsylvania. The Investor shall have received from the Company evidence satisfactory to the Investor in its sole discretion that ATG has had its broker-dealer application received and approved by the Pennsylvania Securities Commission.

             4.26. Resolution of Dispute with UTTC Minority Stockholders. The Investor shall have received from the Company evidence satisfactory to the Investor in its sole discretion, of the resolution of all matters associated with the October 31, 2001 offer to minority stockholders of UTTC to exchange certain shares of UTTC common stock for shares of the Company's common stock.

             4.27. Evidence of Filing of CroixNet ATS with the SEC. The Investor shall have received from the Company evidence satisfactory to the Investor in its sole discretion, of the filing by Croix of an Initial Operation Report as an Alternative Trading System ("ATS") with the SEC as required by Regulation ATS under the Exchange Act.

             4.28. Change Conversion to Inactive Status of ATG. The Investor shall have received from the Company evidence satisfactory to the Investor in its sole discretion, of (i) the receipt by the Company or ATG, of all necessary approvals and (ii) all necessary notifications filed by the Company or ATG, in connection with ATG's suspension of trading on the Philadelphia Stock Exchange and its move to inactive membership status effective January 7, 2002, as well as the Company's withdrawal of all but approximately $70,000 of net capital from ATG.

             4.29. Non-Compete. The Investor, OptiMark, Inc., and the Company shall have entered into an agreement, on terms and conditions mutually acceptable to the Parties, including, without limitation, term and scope of covenant, pursuant to which the Investor and OptiMark, Inc. shall agree to refrain from providing products and/or services to third Persons that compete with the products and/or services currently offered by the Company.

             4.30. KIHL Registration Rights. The Company, KIHL and its affiliates, including, without limitation, Kingsway and KSHL, shall have entered into a written registration rights agreement, on terms and conditions acceptable to Investor in its reasonable discretion, covering registration rights, including demand registration rights, for shares of capital stock of the Company held by KIHL and its affiliates, including, without limitation, Kingsway and KSHL.

         5. Conditions of the Company's Obligations at Closing. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the
Investor:

             5.1. Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

             5.2. Payment of Purchase Price. The Investor shall have delivered the Purchase Price, including the assignment of certain assets pursuant to that certain Bill of Sale and Assignment, dated as of the date hereof (the "Bill of Sale").

             5.3. Investor Documents. The Investor shall have delivered to the Company the documents evidencing the Investor's incorporation in Delaware on December 28, 2001 and its capitalization on December 31, 2001. The Investor has made available to the Company (i) a list of assets transferred to the Investor in connection with its capitalization on December 31, 2001 and (ii) a current report on Form 8-K filed by OptiMark Holdings, Inc. in connection with the capitalization of the Investor on December 31, 2001.

             5.4. Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

         6. Miscellaneous.

             6.1. Survival of Warranties. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

             6.2. Indemnification.

                  (a) Company Breach. In the event the Company breaches (or in the event any third party alleges facts that, if true, would mean the Company has breached) any of its representations, warranties, and covenants contained herein or in any of the exhibits hereto, then the Company agrees to indemnify the Investor from and against the entirety of any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, including indirect, consequential and punitive damages (collectively "Adverse Consequences"), the Investor may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (b) Matters Involving Third Parties.

                      (i) If any third party shall notify the Investor (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the Company (the "Indemnifying Party") under this Section 6.2, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                      (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                      (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.2(b)(ii) above,
(A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

                      (iv) In the event any of the conditions in Section 6.2(b)(ii) above is or becomes unsatisfied, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the

Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and
(C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.2.

                  (c) S-3 Prospectus Violations of Regulation S-X of the Act. In the event that the Company incurs Adverse Consequences in connection with claims arising from the failure of the Company to satisfy the requirements of (i) Regulation S-X promulgated under the Act, due to the Company's improper incorporation by reference to its Annual Report on Form 10-K for the year ended March 31, 2000, rather than for the year ended March 31, 2001, which caused the Company's registration statement on Form S-3 to violate the applicable form requirements of a registration statement on Form S-3, or (ii) Statement of Financial Accounting Standard No. 5, Accounting for Contingencies, promulgated by the Financial Accounting Standards Board, then the Investor shall be entitled to be indemnified and paid a dollar amount equal to the product of (A) the quotient of (x) the percentage of the outstanding Common Stock then owned by the Investor, divided by (y) one minus the percentage of the outstanding Common Stock then owned by the Investor, multiplied by (B) the total amount of the Adverse Consequences to the Company in connection with such claim or claims.

                  (d) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have with respect to the transactions contemplated by this Agreement and any rights any party may have under any other agreement, document or instrument, including, without limitation, the Investors' Rights Agreement.

             6.3. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties (including transferees of any Purchased Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

             6.4. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

             6.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

             6.6. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the Party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the Party to be notified at the address indicated for such Party on the signature page hereof, or at such other address as such Party may designate by ten (10) days' advance written notice to the other Parties.

             6.7. Publicity. No press releases shall be issued by a Party before the Closing without the prior review and written consent of the other Party. Thereafter, the Parties shall consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements (other than information contained in Reports required to be filed with the SEC) with respect to the transactions contemplated hereby. Except as may be required by applicable law, court process or by obligations pursuant to any listing agreement or similar arrangement with any national securities exchange or automated quotation system, neither Party shall issue any press release, public announcement or other public statement (except as aforesaid) with respect to the transactions contemplated hereby without the prior consent of the other Party, which consent shall not be unreasonably withheld.

             6.8. Securities Laws. Each Party acknowledges that the United States securities laws and other laws prohibit any person who has material, non-public information concerning a Party, or any of their respective affiliates, from purchasing or selling any of the securities of such party, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

             6.9. Finder's Fee. Each Party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

             6.10. Expenses. Each Party shall bear its own expenses and legal fees in connection with the consummation of this transaction; provided, however, that the Company shall, at Closing, reimburse the Investor for the Investor's reasonable out-of-pocket expenses and the reasonable fees and expenses of special counsel to the Investor; and provided further, that the Company's expenses and legal fees in connection with the consummation of this transaction shall not exceed one hundred fifty thousand dollars ($150,000), excluding amounts reimbursed to the Investor. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Investors' Rights Agreement, the prevailing Party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

             6.11. No Solicitation.

                  (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its respective officers, directors or employees, or any investment bankers, financial advisors, attorneys, accountants or other representatives retained by any of them to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to an "Acquisition Proposal" (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if, at any time prior to the Closing the Board of Directors of the Company determines in good faith, based upon the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company in response to a written Acquisition Proposal that (x) was unsolicited or that did not otherwise result from a breach of this Section 6.11, and (y) is reasonably likely to lead to a "Superior Proposal" (as hereinafter defined), may (I) furnish non-public information with respect to the Company and its Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (II) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any of the Company's or any of its Subsidiaries' respective officers, directors or employees, or any investment bankers, financial advisors, attorneys, accountants or other representatives retained by any of them, whether or not acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this
Section 6.11(a) by the Company.

                  (b) The Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Investor, its approval or recommendation of this Agreement or the transactions contemplated hereby, unless there is a Superior Proposal outstanding, (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal that is not a Superior Proposal or (iii) cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal that is not a Superior Proposal unless the Board of Directors of the Company shall have (x) determined in good faith based upon the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and
(y) terminated this Agreement in accordance with its terms.

                  (c) Nothing contained in this Section 6.11 shall prohibit the Company or any of its Subsidiaries from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor its Board of Directors shall, except as permitted by Section 6.11(b) above, propose to approve or recommend, an Acquisition Proposal.

                  (d) The Company shall promptly (but in any event within one day) advise the Investor orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep the Investor fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

                  (e) For purposes of this Section 6.11, the following terms shall have the following meanings:

                      (i) an "Acquisition Proposal" means any inquiry, proposal or offer relating to any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or all or any portion of the shares of capital stock or other voting securities of the Company which would result in the acquiror owning a majority of the outstanding shares of capital stock or other voting securities of the Company (including any acquisition structured as a merger, consolidation or share exchange).

                      (ii) a "Superior Proposal" means an Acquisition Proposal that (x) the Board of Directors of the Company, in good faith based on advice of outside legal counsel and of an investment banker, determines to be more favorable than the Acquisition Proposal with which the Superior Proposal is being compared, and (y) is already financed or is readily financeable.

                  (f) The Company agrees to pay the Investor a fee in immediately available funds equal to $1,250,000 promptly, but in no event later than five (5) business days, after this Agreement is terminated as a result of the occurrence of any of the events set forth below (a "Triggering Event"):

                      (i) The Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of this Agreement or the transactions contemplated hereby, including, without limitation, its recommendation to stockholders that they approve an amendment to the certificate of incorporation of the Company to increase the number of authorized shares of Common Stock to provide sufficient authorized but unissued shares of Common Stock to consummate the Closing, for any reason other than (x) the determination in good faith, based upon the advice of outside counsel, that its approval or recommendation of this Agreement or the transactions contemplated hereby would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, or (y) the occurrence of any event which would have a material adverse effect on the Company and its Subsidiaries taken as a whole; or

                      (ii) This Agreement and the transactions contemplated hereby, including, without limitation, the amendment to the certificate of incorporation of the Company to increase the number of authorized shares of Common Stock to provide sufficient authorized but unissued shares of Common Stock to consummate the Closing, shall not have been approved by the requisite vote of the stockholders of the Company in circumstances where (x) a Superior Proposal has been publicly announced or (y) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than the Investor or its affiliates, shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least fifteen percent (15%) of the outstanding shares of Common Stock or any person or group shall have commenced, or shall have publicly announced an intention to commence, a tender or exchange offer for at least thirty five percent (35%) of the outstanding shares of Common Stock as an element of a Superior Proposal.

             6.12. Termination and Effect.

                  (a) This Agreement may be terminated at any time prior to Closing, whether before or after approval of the matters presented in connection with the transactions contemplated by this Agreement by the stockholders of the
Company:

                      (i) by mutual consent of the Company and the Investor;

                      (ii) by either the Company or the Investor if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement, which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable;

                      (iii) by either the Company or the Investor, so long as such party has not materially breached its obligations hereunder, if the Closing has not occurred on or before March 31, 2002;

                      (iv) by the Investor in the event that a Triggering Event has occurred under Section 6.11(f); or

                      (v) by either the Company or the Investor if any required approval of the stockholders of the Company shall not have been obtained by reason of (i) the failure to obtain the requisite vote upon a vote held at a special meeting of stockholders duly called or at any adjournment thereof, or
(ii) the failure to obtain a quorum.

                  (b) In the event of termination of this Agreement pursuant to
Section 6.12(a), the transactions contemplated hereby shall be deemed abandoned and this Agreement shall immediately become void, without liability on the part of any party hereto, except as provided in Sections 6.4, 6.8, 6.10, 6.11(f) and 6.12(c).

                  (c) If the Investor shall have terminated this Agreement pursuant to Section 6.12(a)(ii) as a result of the breach by the Company of its obligations under Section 6.11, then in addition to any other rights and remedies of the Investor under the Agreement at law or equity, the Company shall be obligated to pay the Investor, as liquidated damages and not as a penalty, $1,500,000 in immediately available funds not later than two (2) business days after this Agreement is terminated. The Company and the Investor acknowledge and agree that (i) the actual harm suffered by the Investor in the event of any breach by the Company of Section 6.11 would be difficult to accurately ascertain and (ii) the foregoing amount is a reasonable estimate of the actual damages that the Investor would suffer in the event of such a breach.

             6.13. Covenants of the Company.

                  (a) On or after the date hereof and prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company (i) shall not take, or permit or cause any of its Subsidiaries to take, any action or enter into any transaction outside the ordinary course of the business of the Company or any of its Subsidiaries, as the case may be, without the Investor's prior written consent, (ii) shall take, and cause its Subsidiaries to take, all necessary corporate action to comply with their respective obligations under, and satisfy all conditions set forth in, Article IV of this Agreement and (iii) shall take, or cause it or its Subsidiaries to take, all actions and do, or cause it or its Subsidiaries to do, and to assist and cooperate with the Investor in doing, all things, in each case, necessary or appropriate to permit the consummation of all transactions and obligations contemplated by or referred to in this Agreement.

                  (b) Without the prior written consent of the Investor, the Company will not (i) amend the terms of any Lock-Up Letter, (ii) waive any of the obligations imposed on the executive officers and directors who are signatories thereto (the "Lock-Up Parties"), (iii) release any Lock-Up Party from its obligations under a Lock-Up Letter, or (iv) authorize the Company's transfer agent to record the transfer of any shares of capital stock of the Company held by any Lock-Up Party.

                  (c) In connection with compliance with Section 4.4(a) of this Agreement, the Company will take all necessary corporate action to amend its Certificate of Incorporation, including: (i) establishing a date for the special meeting of shareholders of the Company; (ii) preparing and distributing proxy statements for such meeting; and (iii) using best efforts to obtain shareholder approval of the transactions contemplated by this Agreement.

                  (d) In connection with the operation of CroixNet as an ATS, the Company shall comply, or cause Croix to comply, at all times with Regulation ATS under the Exchange Act.

                  (e) Prior to expiration or earlier termination of the Company's current directors' and officers' insurance policy, the Company shall
(i) engage the Investor's insurance broker by completing the engagement agreement in the form attached as Exhibit K hereto and (ii) secure claims coverage, including claims arising in connection with the approval of the transactions contemplated by this Agreement, for a "tail" period following expiration of the Company's current directors' and officers' insurance policy of not less than one year or, if longer, a period covered by a policy premium not to exceed $200,000.

             6.14. Mutual Covenant. Each of the Parties shall perform its respective obligations under the side letter agreement attached hereto as Exhibit K.

             6.15. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

             6.16. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

             6.17. Aggregation of Stock. All shares of the Common Stock held or acquired by affiliated entities of Investor or related persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

             6.18. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the Parties and neither Party shall be liable or bound to the other Party hereto in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

             6.19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [Signature page follows]

                  IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first above written.

                                          THE COMPANY:

                                          THE ASHTON TECHNOLOGY GROUP, INC.



                                          By:    /s/ William W. Uchimoto
                                             --------------------------------
                                                Name: William W. Uchimoto
                                                Title: EVP and General Counsel

                                          Address for Notices:

                                          1835 Market Street, Suite 420
                                          Philadelphia, PA  19103

                                          With a copy to:

                                          Christopher S. Auguste, Esq.
                                          Jenkens & Gilchrist Parker Chapin LLP
                                          The Chrysler Building
                                          405 Lexington Avenue
                                          New York, NY  10174



                                    INVESTOR:

                                          OPTIMARK INNOVATIONS INC.



                                          By:  /s/ Robert J. Warshaw
                                             -------------------------
                                                Name:  Robert J. Warshaw
                                                Title: President



                                          Address:

                                          c/o OptiMark Holdings, Inc.
                                          10 Exchange Place
                                          24th Floor
                                          Jersey City, NJ  07302